Exhibit 99.1

For Immediate Release

Contact:

Marty Jimmerson

RigNet

+1 (281) 674-0699

investor.relations@rig.net

RigNet Announces Acquisition of Nessco

Oil and Gas Remote Communications Provider Broadens Offerings with

Purchase of Recognized Telecommunications Systems Integration Leader

HOUSTON — July 5, 2012 — RigNet, Inc. (NASDAQ:RNET), a leading global provider of managed remote communications solutions to the oil and gas industry, announced today that it has acquired Nessco Group Holdings Ltd. (“Nessco”), an Aberdeen-based international leader in the field of telecommunications systems integration for the oil and gas industry. The acquisition broadens and strengthens RigNet’s communications offerings to the oil and gas industry, allowing the Company to provide its services over the life of the field from drilling through production, both offshore and onshore, around the globe. RigNet will also be leveraging its global footprint to bolster the international reach of Nessco’s systems integration business.

The all-cash purchase price was £29.5 million ($46.4 million) for the business and working capital, including the purchase of Nessco’s 30,000 sq. ft. headquarters facility in Aberdeen, with RigNet paying up to an additional £1.6 million ($2.5 million) through November, 2012 upon satisfaction of certain post-closing events. Assuming such post-closing events are met, the total purchase price would be £31.1 million ($48.9 million), with £26.9 million ($42.3 million) being paid for the business and Nessco’s headquarters facility plus an additional £4.2 million ($6.6 million) being paid for working capital.

“Our customers will have immediate access to a broader range of integrated communications solutions as a result of this acquisition,” said Mark Slaughter, RigNet’s Chief Executive Officer and President. “Additionally, RigNet will now have the ability to support customers across the entire oil and gas value chain. I am also pleased that our debt refinancing for this transaction preserves our financial flexibility moving forward. This acquisition greatly expands the talent base of the RigNet family and underscores our commitment to investors and customers to grow and expand our business, both organically and through strategic acquisitions,” Slaughter continued.

The combined business will operate under the RigNet brand, though the systems integration offerings will be co-branded with the Nessco brand for the time being. RigNet’s Aberdeen operations will be moved into Nessco’s facility, with the combined Aberdeen operation to be led by Ian McPherson, currently Managing Director of Nessco. No material reductions in force are anticipated at this time and both companies expect business operations to continue as usual. Nessco’s contracts, both with clients and suppliers, will remain in force.

In connection with this transaction, RigNet has entered into an amended and restated secured credit facility with Bank of America, N.A., and BBVA Compass. The amended and restated credit facility provides for a $66.4 million term facility and $10.0 million revolving facility. The Company had $19.2 million outstanding immediately prior to the amendment and restatement and $66.4 million outstanding immediately after, giving effect to the amendment and restatement. The term facility matures in July, 2017 and requires quarterly scheduled principal

1880 S. DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net amortization of $2.4 million commencing September, 2012 through March, 2017, with the remainder due at maturity. The revolving facility matures in July, 2017 with any outstanding borrowings then payable. Borrowings under both the term and revolving facilities carry an interest rate of LIBOR plus an applicable margin ranging from 2.25% to 3.50%, which varies as a function of the Company’s leverage ratio. The revolving facility, subject to a borrowing base calculation based upon eligible receivables, can be used for working capital, performance bonds and letters of credit. The amended and restated credit facility contains customary covenants that restrict, among other things, the Company’s ability to obtain additional debt financing and to pay cash dividends. The amended and restated credit facility also contains financial covenants that the Company must meet, including leverage and fixed charge ratios. The loans under the amended and restated credit facility are secured by substantially all of the assets of the Company and its domestic subsidiaries.

Established in 1979, Nessco designs, builds, installs and commissions client telecommunications systems encompassing the full spectrum of technologies including fiber optic, digital radio, voice and data networks, closed circuit television, marine communications and satellite networks. With more than 120 employees and dedicated contractors, Nessco operates worldwide and has been engaged in major projects in the United Kingdom, Continental Europe, North and South America, Africa, Middle East and Asia Pacific.

“We are excited to join the RigNet family and consider this transaction a win-win for both organizations,” said McPherson. “We look forward to combining with RigNet’s team in Aberdeen and across the globe to deliver a broader array of services and products to a greater customer base while also helping the combined company become a more diversified provider to the entire oil and gas space.”

Nessco was advised by Simmons & Company International Limited.

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Monday, July 9, 2012 to discuss RigNet’s acquisition of Nessco. Hosting the call will be Mark Slaughter, Chief Executive Officer and President, and Marty Jimmerson, Chief Financial Officer. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors — Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

About RigNet, Inc.

RigNet (NASDAQ:RNET) is a leading global provider of managed remote communications, networks and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

###

1880 S. DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net